Exhibit 10.1

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                           PURCHASE AND SALE AGREEMENT
================================================================================

                                  By and Among

           Jianwei Wu, Wei Li, Surong Gong, Changgen Ma, Yongxia Tan,
                           Junhua Tang, Xuehui Jiang,
                    (Individually collectively the "SELLERS")

                                       And

                           Su Zhou Blue Tassel School
                                     (BUYER)

                              ====================

                           Covering the Acquisition of

                CERTAIN SHARES OF YOUBANG HUMAN RESOURCE COMPANY

                              ====================

                                  March 6, 2009


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                                TABLE OF CONTENTS

1.  PURCHASE AND SALE OF SHARES

2.  THE CLOSING

3.  REPRESENTATIONS AND WARRANTIES OF SELLERS

4.  REPRESENTATIONS AND WARRANTIES OF BUYER

5.  PRE-CLOSING COVENANTS

    5.1.   Satisfaction of Conditions Precedent                               13
    5.2.   Notices and Consents                                               13
    5.3.   Operation of Business                                              13
    5.4.   Access to Information                                              14
    5.5.   Contact with Customers and Vendors                                 14
    5.6.   Amendment of Schedules                                             14
    5.7    Financial Statements                                               14

6.  POST-CLOSING COVENANTS

    6.1.   General                                                            15
    6.2.   Delivery and Retention of Records                                  15
    6.3.   Employee Matters                                                   16

7.  CONDITIONS PRECEDENT

    7.1.   Conditions to Obligation of the Buyer                              16
    7.2.   Conditions to Obligation of the Sellers                            17

8.  REMEDIES FOR BREACHES OF AGREEMENT

    8.1.   Survival of Representations, Warranties and
           Certain Covenants                                                  18
    8.2.   Indemnification Provisions for Benefit of the Buyer                19
    8.3.   Indemnification Provisions for Benefit of the Sellers              20


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    8.4.   Matters Involving Third Parties                                    20
    8.5.   Determination of Amount of Adverse Consequences                    21
    8.6.   Tax Treatment of Indemnity Payments                                21

9.  TAX MATTERS

    9.1.   Post-Closing Tax Returns                                           21
    9.2.   Pre-Closing Tax Returns                                            21
    9.3.   Intentionally Omitted                                              21
    9.4.   Claims for Refund                                                  22
    9.5.   Cooperation on Tax Matters                                         22
    9.6.   Certain Taxes                                                      22
    9.7.   Confidentiality                                                    23
    9.8.   Audits                                                             23
    9.9.   Control of Proceedings                                             23
    9.10.  Powers of Attorney                                                 23
    9.11.  Remittance of Refunds                                              24

10.  TERMINATION OF AGREEMENT

    10.1.  Termination of Agreement                                           24
    10.2.  Effect of Termination                                              25

11.  MISCELLANEOUS

    11.1.  Intentionally Omitted                                              25
    11.2.  Press Releases and Public Announcements                            25
    11.3.  No Third Party Beneficiaries                                       26
    11.4.  Succession and Assignment                                          26
    11.5.  Counterparts                                                       26
    11.6.  Notices                                                            26
    11.7.  Governing Law                                                      27
    11.8.  Entire Agreement                                                   27
    11.9.  Severability                                                       27
    11.10. Transaction Expenses                                               27

                                    EXHIBITS

Exhibit A:   Definitions and Interpretations
Exhibit B:   Description of Assets
Exhibit C:   Form of Lease Agreements
Exhibit D:   Form of Legal Opinions
Exhibit F:   Form of Letter Intention


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                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of March 6, 2009 is by and among SU ZHOU BLUE TASSEL SCHOOL ("Blue Tassel" or the "Buyer"); a 100% owned subsidiary company of CHINA IVY SCHOOL, INC. a Nevada corporation, whose address is 1 Suhua Road Jinrong Building, Suite 801, Suzhou Industrial, Jiangsu Province, PR China 215021, and Jianwei Wu, Wei Li, Surong Gong, Changgen Ma, Yongxia Tan, Junhua Tang, Xuehui Jiang, whose address is No. 105-205 Labor Service Market, Huashan Road Suzhou New District, Jiangsu Province, PR. China 215129 (individually a "Seller" and collectively the "Sellers").. The Sellers and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

      WHEREAS, Blue Tassel is a 100% owned subsidiary of China Ivy School, Inc. who is a Nevada corporation with its principal place of business in PR. China and is engaged in various business pursuits;

      WHEREAS, Sellers own 90% of the outstanding shares of common stock (the "Shares") of YOUBANG Human Resource Company ("YOUBANG'), a Chinese company located in Suzhou, Jiangsu Province of the Peoples Republic of China;

      WHEREAS, Sellers desire to sell to Buyer, and Buyer is willing to purchase from the Sellers, the Shares for the consideration and on the other terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

On the terms and subject to the conditions set forth herein, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, the percent of YOUBANG Shares set forth opposite his name in consideration for the number of shares of China Ivy common stock set opposite Seller's name at the closing referred to below:


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Name of                     Percent of YOUBANG Shares        Number of China Ivy
Seller                      Being Sold                       Shares

Jianwei Wu                  24.3%                             5,400,000 shares
Wei Li                      22.5%                             5,000,000 shares
Surong Gong                 19.8%                             4,400,000 shares
Changgen Ma                  9.0%                             2,000,000 shares
Yongxia Tan                  7.2%                             1,600,000 shares
Junhua Tang                  3.6%                               800,000 shares
Xuehui Jiang                 3.6%                               800,000 shares
Total                       90.0%                            20,000,000 shares

(This Agreement may refer to all Common Stock collectively as the "Stock" or the "Common Stock.")

                                   ARTICLE II

                                     CLOSING

      The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of SUZHOU BLUE TASSEL SCHOOL , commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Buyer and Seller may mutually determine (the "Closing Date"). The Closing shall not be extended beyond April 15, 2009 unless extended in writing by both parties. . At the Closing,

      The Sellers will deliver to the Buyer the certificates evidencing the shares of YOUBANG capital stock being transferred to Buyer, duly assigned and executed in favor of Buyer, against delivery to each Seller (or his designee) of certificates evidencing the number of shares of China Ivy to be delivered to Seller hereunder duly executed by China Ivy.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      The Sellers represent and warrant to the Buyer as follows:


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3.1 YOUBANG. YOUBANG is a corporation duly organized, validly existing, and in good standing under the Laws of the People's Republic of China. YOUBANG is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to qualify would not have a material adverse effect on the Sellers or their ability to consummate the transactions contemplated by this Agreement.

3.2 Authorization of Transaction. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of each of the Sellers enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.3 Non contravention. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Sellers is subject or any provision of their Organizational Document or (ii) Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which it is bound or to which any of its assets is subject, except for (x) required consents to transfer and related provisions, (y) any other third-party approvals or consents contemplated in this Agreement; and (z) such violations, defaults, breaches, or other occurrences that do not have a Material Adverse Effect on the ability of any of the Sellers to consummate the transactions contemplated by this Agreement.

3.4 Brokers' Fees. Neither the Sellers nor their Affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5 Solvency. As of the date of this Agreement, and after consummation of the transactions contemplated by this Agreement, none of the Sellers are insolvent or unable to pay its debts or have made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization law has been commenced by or with respect to any of the Sellers.


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3.6 Ownership of the Shares. Sellers own the Shares, free and clear of all
Encumbrances.

3.7 No Adverse Claims. To the Sellers' Knowledge, there are no adverse claims to any of the assets of YOUBANG (the "Assets"), except for (i)Permitted Encumbrances, and (ii) those claims which would not have a Material Adverse Effect.

3.8 Contracts and Commitments. All contracts to which YOUBANG is a party are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. YOUBANG has performed all material obligations required to be performed to date under all contracts to which YOUBANG, is a party, and YOUBANG is not in default under any material obligation of such contracts, except when such default would not have a Material Adverse Effect.

3.9 Material Change. To the Sellers' Knowledge, since December 31, 2008 there has been no Material Adverse Effect.

3.10 Real Property. The Sellers have delivered or made available to the Buyer all material title reports, title insurance policies, title commitments, title opinions and title abstracts relating to the real estate owned by YOUBANG and any real property, leaseholds, easements, rights of way, caraways, and any rights of ingress and egress (the "Title Information") which are in the possession and control of the Sellers. To Sellers' Knowledge, all Title Information is true and accurate except to the extent such inaccuracy would not have a Material Adverse Effect.

3.11 Tax Matters. Except as would not have a Material Adverse Effect:

(i) There is no dispute or claim concerning any Tax liability with respect to business operations of YOUBANG claimed or raised by any authority in writing.

(ii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to YOUBANG and for which the Buyer may be responsible.

(iii) All Tax Returns for YOUBANG that were required to be filed have been filed and such Tax Returns are accurate in all respects. All Taxes shown as due on any such Tax Returns have been paid.

(iv) To Sellers' Knowledge, no special assessments for improvements are outstanding or have been completed as of the date of this Agreement.

3.11 Litigation. There are no matters of litigation affecting YOUBANG, which (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any action, suit, proceeding, hearing, or


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investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Sellers' Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

3.12 Non-contravention. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which YOUBANG or the Sellers are subject or (ii) to the Sellers' Knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement to which YOUBANG or any Asset is subject, except for required consents to transfer and related provisions and any other third party appraisals or consents contemplated in this Agreement or where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement. None of the Sellers needs to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or would not materially adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

4.1 Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Nevada. 4.2 Authorization of Transaction. The Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. To the extent that any approvals of shareholders or Boards of Directors is required, consummation of closing shall constitute affirmative warranty that all such


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required approvals have been obtained. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

4.3 Buyer shall furnish to Seller such certificate or certificates as Seller may direct in form suitable for recordation by the registrar or transfer agent of the Company. Such certificates shall be duly authorized and deemed fully paid and non-assessable immediately upon delivery. Buyer, at Buyer's expense, shall provide for rights of registration, including piggyback rights, by which the Seller's shares will be registered at Buyer's expense contemporaneously with any other registration of securities by the Buyer.

4.4 Non-contravention. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.5 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or its Affiliates could become liable or obligated.

4.6 Sellers' Breach of Representation or Warranty. To the Buyer's Knowledge as of the date of this Agreement, there is no fact or circumstance that would cause the Sellers to be in breach of any representation or warranty set forth in this Agreement.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

      5.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each


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party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Article
VII. Without limiting the generality of the foregoing, the Buyer and the Sellers agree to cooperate to take all commercially reasonable actions to satisfy the conditions precedent and consummate the transactions contemplated under this Agreement not later than April 15, 2009.

      5.2 Notices and Consents. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Sellers will give any notices to third parties, and will use its commercially reasonable efforts to obtain the third party consents. Each of the Parties will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities.

      5.3 Operation of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Sellers will not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not, without the consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as expressly contemplated by this Agreement or do any of the following:

(a) Cause or allow any of the Shares or Assets to become subject to an Encumbrance, except in the case of the Assets for Permitted Encumbrances and the Encumbrances would not have a Material Adverse Effect.

(b) Except in the Ordinary Course of Business, amend in any material respect, or terminate any production or royalty contract or any material agreement, lease, license or other instrument affecting or to which YOUBANG is a party or the before the expiration of the term thereof, other than to the extent that any of them terminate or are terminable pursuant to their respective terms in the Ordinary Course of Business.

(c) During the pendency of the Agreement, neither party shall negotiate or enter into agreements with third parties to purchase any equity interests in YOUBANG or the Shares at any time prior to the termination of this Agreement.

      5.4 Access to Information. The Sellers will permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations and to all premises, properties, personnel, books, records (including Tax records), contracts, and


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documents of or pertaining to YOUBANG.. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. All "due diligence" activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Sellers and their Affiliates from and against all damages, losses and liabilities incurred as a result of such activities. During the period prior to Closing, in no event shall Buyer or its Affiliates or their respective officers, directors, employees, counsel, financial advisors or other representatives be permitted to conduct any sampling or testing of any real property owned by YOUBANG without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

      5.5 Contacts with Lessees, Customers and Vendors. The Buyer shall not, prior to the Closing Date, contact any lessee, customer, vendor, supplier or employee of, or any other Person having business dealings with, YOUBANG, Sellers or their respective Affiliates with respect to the transactions contemplated hereby, without the prior consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

      5.6 Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Agreement. If the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be deemed included in the Agreement and no Party shall be entitled to make a claim for indemnification under this Agreement with regard to such supplemental information based on the absence of any such supplemental information in this Agreement and pursuant to the terms of this Agreement.

      5.7 Financial Statements. As soon as practicable following the date of this Agreement, the Sellers will provide to Buyer the audited financial statements and unaudited interim financial statements in a form suitable for filing with the Securities and Exchange Commission ("SEC") on Form 8-K, together with any related amendment thereto regarding the purchase of the Shares. As soon as practicable following the date of this Agreement, (i) the Sellers shall provide financial statements and footnotes to the Buyer and its auditors and
(ii) upon receipt of such financial statements and footnotes from the Seller, the Buyer will cause its auditors to commence an audit of the applicable financial statements. Upon receiving comments or other response from the SEC, the Seller shall provide financial statements and footnotes that conform to the SEC responses to the Buyer and its auditors. The Sellers shall cooperate fully with the Buyer and its auditors in completing the required audit(s) of annual periods and review(s) of interim periods in a timely manner, allowing the Buyer to file the required Form 8-K and 8-K amendment(s) in accordance with Regulation S-K and S-X. The audit(s) and interim period review(s) shall be completed prior to the Closing Date. The fees and costs of audit(s) and interim period review(s) shall be borne by the Buyer.


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                                   ARTICLE VI
                             POST-CLOSING COVENANTS

      6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article VIII).

      6.2 Delivery and Retention of Records. On or before sixty (60) days after the Closing Date, at the Buyer's request, the Sellers will deliver or cause to be delivered to the Buyer at its office in 1 Suhua Road Jinrong Building, Suite 801, Suzhou Industrial park, Jiangsu Province, PR China 215021, or such other mutually agreeable location, all files, records, information and data relating to the YOUBANG's Shares records (collectively, the "Records"). Each of the Sellers (and their successors and assigns) may retain a copy of the Records to the extent that they relate to the operation of their businesses. The Buyer agrees to (a) hold the Records and not to destroy or dispose of any portion thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least sixty
(60) days before such destruction or disposition to surrender them to the Sellers and if the Sellers do not accept such offer within twenty (20) days after receipt of such offer, the Buyer may take such action and (b) following the Closing Date to afford (i) the Sellers, (ii) the Sellers' successors and assigns and (iii) any of their accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees at no cost to the Sellers (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law. Nothing herein shall impose any liability upon Buyer in the event of destruction or loss of any Records as a result of casualty. The Buyer agrees to provide the Sellers and their successors and assigns and their Affiliates involved in the human resource service business reasonable access to the Records after the Closing Date in order for Sellers to comply with their obligations under this Agreement (including without limitation, the preparation of the Closing Date Statement, the preparation of any required tax returns in accordance with this Agreement and to comply with any indemnity obligations), to conduct any historical audit of the financial


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statements in accordance with generally accepted accounting principles and in accordance with Regulation S-X of the Securities and Exchange Commission. The Sellers agree (and shall bind its successors and assigns) to keep the terms and conditions of the material agreements confidential; provided that the Sellers shall not be obligated to keep such terms and conditions confidential to the extent that they are already in possession of the public or becomes available to the public other than through the act or omission of the Sellers in breach hereof.

      6.3 Employee Matters. As of the Closing Date, the employees listed on the YOUBANG's document as of the Closing (the "Current Employees") shall be offered employment with the Buyer or its Affiliates in the same positions, at the same level of wages and/or salary, and at a work location which is within 50 miles of their work location immediately prior to the Closing Date; provided, however, except as may be specifically required by applicable Law or any contract, neither the Buyer nor its Affiliates, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. As of the Closing Date, all Current Employees shall cease active participation in all employee benefit plans and arrangements of the Sellers and their Affiliates. As of the first day following the Closing Date, all Current Employees shall be permitted to participate in the employee benefits plans and arrangements of the Buyer and its Affiliates on the same terms as similarly situated employees of the Buyer or any of its Affiliates. To the extent any employee benefit plan, program or policy of the Buyer or their Affiliates is made available to the Current Employees immediately prior to the Closing Date with respect to any welfare benefit plans to which such employees may become eligible, the Buyer or its Affiliates shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Seller and its Affiliates for their employees prior the Closing Date.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of the Sellers contained in Section 3.1 and Article IV shall be true and correct when made and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct would not have a Material Adverse Effect; provided, however, that if any representation and warranty of the Sellers is determined to be untrue or incorrect prior to the Closing Date and such failure of such representation and


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warranty to be so true and correct would have a Material Adverse Effect, then the Buyer shall notify the Sellers upon such determination, and the Sellers shall have the right, but not the obligation, to cure such failure on or before the Closing Date, in which case, if cured, such failure shall be deemed to have been waived;

(b) The Sellers shall have performed and complied with all of its covenants hereunder through the Closing except to the extent that any failure to perform or comply would not have a Material Adverse Effect;

(c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) The Sellers shall have delivered to the Buyer an officer's certificate to the effect that each of the conditions specified in subsections 7.1(a)-(c) is satisfied in all respects;

(e) Any governmental approvals required to consummate the transactions contemplated by this Agreement shall have been received;

(f) The Buyer shall have either (i) completed the audit requirements with respect to the Assets in accordance with the SEC Requirements as set forth in
Section 5.7(b) or (ii) shall have reasonably determined that, based upon its review of the Sellers' accounting records, the SEC Requirements will be capable of being completed in a reasonable period of time; and

(g) The Sellers shall have delivered to the Buyer a Fairness opinion or audit or other financial information to the Sellers that is reasonably acceptable to the Buyer's counsel, to the effect that the assets of YOUBANG are worth a substantially equivalent amount as the market price of the common voting shares issued in payment thereof as of a date reasonably close to the closing date. The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or before the Closing.

      7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of the Buyer contained in Section 3.2 shall be true and correct when made and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct would not have a material adverse effect on the Sellers; provided, however, that if any representation and warranty of the Buyer is determined to be untrue or incorrect prior to the Closing Date and such failure of such representation and warranty to be so true and correct would have a material adverse effect, then Sellers shall notify Buyer upon such determination, and Buyer shall have the right, but not the obligation, to cure such failure on or before the Closing Date, in which case, if cured, such failure shall be deemed to have been waived;

(b) The Buyer shall have performed and complied with all of its covenants hereunder through the Closing except to the extent any failure to perform or comply would not have a material adverse effect on the Sellers;

(c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) The Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified in subsections 7.2(a)-(c) is satisfied in all respects;

(e) Any governmental approvals required to consummate the transactions contemplated by this Agreement shall have been received;

(f) All third party consents required to effectuate the transaction under this Agreement have been received by the Sellers on terms acceptable to it, in its sole discretion; and

(g) The Buyer shall have delivered to the Sellers an opinion of counsel (relying to the extent deemed necessary by such counsel on the opinion of Chinese counsel), or other counsel to the Buyer that is reasonably acceptable to the Seller.

The Sellers may waive any condition specified in this Section 7.2 if it executes a writing so stating at or before the Closing.

                                  ARTICLE VIII
                       REMEDIES FOR BREACHES OF AGREEMENT

      8.1 Survival of Representations, Warranties and Certain Covenants. (i) All of the representations and warranties of the Sellers contained in Articles III and IV and in any documentation or certificates delivered pursuant to Section 7.1(d) or as described in Section 2.1 shall survive the Closing under this Agreement for a period of two years after the Closing Date; (ii) the representations and warranties in Section 4.1(e) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the earlier of four (4) years from the Closing Date or the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim; and (iii) the representations and warranties in
Section 4.1(g) shall survive the Closing under this Agreement for a period of three years after the Closing Date. The representations and warranties of the Buyer contained in Section 3.2 shall survive the Closing for a period of two years after the Closing Date. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

      8.2 Indemnification Provisions for Benefit of the Buyer.

(a) Sellers shall indemnify and hold Buyer harmless from and against any and all Adverse Consequences whatsoever arising out of or resulting from:

(i) Any breach of warranty or misrepresentation by the Sellers or the nonperformance of any covenant or obligation to be performed by the Sellers to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 8.1; and that (B) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11.6 within such survival period;

(ii) Any liability arising out of the ownership of the Shares, prior to the Closing Date) to the extent that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11.6 within five years of the Closing Date;

(iii)Any claim which may be asserted against YOUBANG or any of the Shares, by any of the Sellers' employees, independent contractors, their employees, or agents with respect to liabilities incurred by or on the Sellers' behalf prior to the Closing Date, whether covered by a collective bargaining agreement or not, including labor costs, severance pay, pension benefits, employee benefits, workers' compensation, vacation and holiday benefits, sick pay, multiemployer withdrawal liability, any and all employee benefits, and any other costs associated therewith;

(iv) Any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation or liability relating to the Sellers not associated with the Shares.

(b) Limitations of Indemnification. The following limitations shall apply with regard to the Sellers' obligations to indemnify the Buyer Indemnities pursuant to this Section 8.2:

(i) The Sellers' liability under this Agreement shall not exceed 25% of the Purchase Price paid in accordance with Section 2.2. The limitations on Sellers' indemnification obligations set forth in the prior sentence shall not apply to losses resulting from fraud or willful misconduct by the Sellers.

(ii) The Sellers and their Affiliates will have no liability for any Adverse Consequences, unless and until the aggregate Adverse Consequences for which the Buyer Indemnities are entitled to recover under this Agreement exceeds 1% of the Purchase Price paid in accordance with Section 2.2 (the "Threshold Amount"); provided, however, once such amount exceeds the Threshold Amount, the Buyer Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above.

(iii)The Sellers and their Affiliates shall not be liable to the Buyer Indemnities for any Adverse Consequences associated with a claim that is based upon any fact, matter or circumstance within the actual knowledge of the Buyer, the Buyer Indemnities and their Affiliates as of the date hereof, as well as such facts, matters or circumstances which before the Closing Date had been communicated to the Buyer, the Buyer Indemnities or their Affiliates in writing.

(iv) The Buyer acknowledges and agrees that the indemnification provisions in this Article VIII and the termination rights in Section 10.1 shall be the exclusive remedies of the Buyer, the Buyer Indemnities and their Affiliates with respect to the transactions contemplated by this Agreement.

      8.3 Indemnification Provisions for Benefit of the Sellers. The Buyer shall indemnify and hold the Sellers forever harmless from and against all Adverse Consequences whatsoever arising out of or resulting from:

(a) Any breach of warranty or misrepresentation by the Buyer contained herein, or the non-performance of any covenant or obligation to be performed by the Buyer to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 8.1; and that (B) the Sellers make a written claim for indemnification against the Buyer pursuant to Section 11.6 within such survival period; or

(b) The ownership, conduct or operation of the business of YOUBANG from and after the Closing Date.

      8.4 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a right to claim for indemnification against any other Party (the "Indemnifying Party") under Section 8.2 or Section 8.3, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

(b) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8.4(b), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

      8.5 Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification), net of any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section
8.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

      8.6 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Article VIII, shall be treated as purchase price adjustments for Tax purposes.

                                   ARTICLE IX
                                   TAX MATTERS

      9.1 Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Shares. The Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

      9.2 Pre-Closing Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Shares. The Sellers shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

      9.3 [Intentionally omitted]

      9.4 Claims for Refund. The Buyer shall not file any claim for refund of taxes with respect to the Shares. for whole or partial taxable periods on or before the Closing Date.

      9.5 Cooperation on Tax Matters.

(a) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers shall (i) retain all books and records with respect to Tax matters relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or any Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or any Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(b) The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      9.6 Certain Taxes. The Sellers will file all necessary Tax Returns and other documentation with respect to all transfer (including without limitation, stock transfer), recording, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer will be obligated to bear and shall pay at Closing, any transfer, documentary, sales, recording, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated under this Agreement. The Buyer agrees to indemnify, defend and hold the Sellers harmless for all such taxes and fees.

      9.7 Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

      9.8 Audits. The Sellers and the Buyer shall provide prompt written notice to the others of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Assets for whole or partial periods for which it may be indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (a) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (b) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure.
Section 9.10 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

      9.9 Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay compromise or settle such Taxes). Reasonable out of pocket expenses with respect to such contests shall be borne by the Sellers and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement, except as otherwise provided by this Agreement, the no controlling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

      9.10 Powers of Attorney. The Buyer shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9.8 (including any refund claims which turn into audits or disputes).

      9.11 Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes attributable to a Pre-Closing Tax Period that the Sellers is responsible for hereunder, or if the Sellers or any Affiliate of the Sellers receives a refund of any Taxes attributable to a Post-Closing Tax Period that the Buyer is responsible for hereunder, the party receiving such refund shall, within thirty days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9.11, the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

                                    ARTICLE X
                            TERMINATION OF AGREEMENT

      10.1 Termination of Agreement. The Parties may terminate this Agreement, as provided below:

(a) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

(b) The Buyer may terminate this Agreement by giving written notice to the Sellers at any time before Closing if the Closing shall not have occurred on or before May 12, 2009 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

(c) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time before the Closing if the Closing shall not have occurred on or before May 12, 2009 (unless the failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement);

(d) The Buyer or the Sellers may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and no appealable; and

(e) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time before the Closing to the extent that the Buyer does not provide its consent to the assignment of the Lease Agreements to a third party (whether pursuant to a direct assignment or pursuant to a transfer of control) designated by the Sellers.

      10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement and Sections 11.2 and 11.3 of this Agreement shall survive termination.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 [Intentionally omitted]

      11.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties before making the disclosure).

      11.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

      11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

      11.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer:  SU ZHOU BLUE TASSEL SCHOOL
                     1 Suhua Road Jinrong Building, Suite 801,
                     Suzhou Industrial park, Jiangsu Province,
                     PR China 215021

                                 ---------------

      With copy to: Yongqi Zhu

If to the Sellers: Jianwei Wu, Wei Li, Surong Gong, Changgen Ma, Yongxia Tan,
                   Junhua Tang, Xuehui Jiang
                      No. 105-205 Labor Service Market,
                      Huashan Road Suzhou New District,
                      Jiangsu Province,
                      PR. China 215129

      With a copy to: Jianwei Wu

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the state of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Nevada.

      11.8 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.

      11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.10 Transaction Expenses. Each of the Buyer and the Sellers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                                      *****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

Jianwei Wu, Wei Li, Surong Gong, Changgen Ma, Yongxia Tan, Junhua Tang, Xuehui Jiang

By:


/s/ Jianwei Wu
------------------------


/s/ Wei Li
------------------------


/s/ Surong Gong
------------------------


/s/ Changgen Ma
------------------------


/s/ Yongxia Tan
------------------------


/s/ Junhua Tang
------------------------


/s/ Xuehui Jiang
------------------------

ATTEST:


/s/
------------------------

BUYER:

SU ZHOU BLUE TASSEL SCHOOL.

By:  /s/ Yongqi Zhu
     ----------------
     Chairman of the Board & CEO

ATTEST:


/s/
------------------------
Corporate  Secretary


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